SUPPLEMENTAL INDENTURE
SUPPLEMENTAL INDENTURE, dated as of February 8, 2013 (this “Third Supplemental Indenture"), among REVLON CONSUMER PRODUCTS CORPORATION, a Delaware corporation (the "Company"), the guarantors identified on the signature pages hereto (the "Guarantors") and U.S. BANK NATIONAL ASSOCIATION, as trustee under the indenture referred to herein (the "Trustee").
W I T N E S S E T H:
WHEREAS, the Company and the Guarantors have heretofore executed and delivered to the Trustee an Indenture, dated as of November 23, 2009 (as supplemented and amended by the First Supplemental Indenture and the Second Supplemental Indenture referred to below, the "Indenture"), providing for the issuance of the Company’s 9¾% Senior Secured Notes due 2015 (the "Notes") and guarantees thereof, and the Company and the Guarantors have heretofore executed and delivered to the Trustee, a Supplemental Indenture, dated May 20, 2011 (the "First Supplemental Indenture"), and a Supplemental Indenture, dated August 31, 2012 (the “Second Supplemental Indenture”);
WHEREAS, Section 9.02 of the Indenture provides that with certain exceptions, the Indenture may be amended or supplemented with the consent of the Holders of at least a majority in principal amount of the Notes then outstanding (the "Required Consents");
WHEREAS, the Company and the Guarantors desire to supplement and amend the Indenture;
WHEREAS, the Company has distributed an Offer to Purchase and Consent Solicitation Statement, dated January 29, 2013 (the "Offer to Purchase"), and accompanying letter of transmittal and consent to the Holders of the Notes in connection with certain proposed amendments to the Indenture as described in the Offer to Purchase (the "Proposed Amendments"); and
WHEREAS, the Holders of at least a majority in principal amount of the outstanding Notes have approved the Proposed Amendments by issuing Required Consents; and
WHEREAS, the execution and delivery of this Third Supplemental Indenture have been duly authorized by all necessary corporate action on the part of the Company and the Guarantors and all conditions and requirements necessary to make this instrument a valid and binding agreement have been duly performed and complied with;
NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company, the Guarantors and the Trustee mutually covenant and agree, for the equal and ratable benefit of the Holders of the Notes, as follows:

ARTICLE I- AMENDMENTS
Section 1.1.    Amendments to the Indenture and Notes.
(a)    The following Sections and Articles of the Indenture, and any corresponding provisions in the Notes, are hereby deleted in their entirety and replaced with "Intentionally Omitted.":

Section Reference	Title of Provision
Section 4.02	Maintenance of Office or Agency
Section 4.03	Commission Reports
Section 4.04	Compliance Certificate
Section 4.05	Taxes
Section 4.06	Stay, Extension and Usury Laws
Section 4.07	Limitation on Restricted Payments
Section 4.08	Limitation on Restrictions on Distributions from Subsidiaries
Section 4.09	Limitation on Debt
Section 4.10…..	Limitation on Asset Sales
Section 4.11	Limitation on Transactions with Affiliates
Section 4.12	Limitation on Liens
Section 4.13	Change of Control
Section 4.14	Future Subsidiary Guarantors
Section 4.19	Covenant Suspension

(b)    Paragraphs (a)(ii) and (a)(iii) of Section 5.01 of the Indenture are hereby deleted and replaced with “Intentionally Omitted.”
(c)    Paragraphs (iii), (iv), (vi), (vii), (viii), and (ix) of Section 6.01 of the Indenture are hereby deleted and replaced with “Intentionally Omitted.”
(d)    Any definitions used exclusively in the provisions of the Indenture or Notes that are deleted pursuant to Paragraphs (a), (b) and (c) of this Section 1.1, and any definitions used exclusively within such definitions, are hereby deleted in their entirety from the Indenture and the Notes, and all references in the Indenture and the Notes to paragraphs, Sections, Articles or other terms or provisions of the Indenture referred to in Section 1.1(a), (b) and (c) above or that have been otherwise deleted pursuant to this Third Supplemental Indenture are hereby deleted in their entirety.

ARTICLE II    - MISCELLANEOUS
Section 2.1.    Effect of Third Supplemental Indenture. From and after the date hereof, the Indenture shall be amended and supplemented in accordance herewith, and this Third Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder of Notes heretofore or hereafter authenticated and delivered under the Indenture shall be bound thereby.
Section 2.2.    Indenture Remains in Full Force and Effect. Except as amended and supplemented by the First Supplemental Indenture, the Second Supplemental Indenture and this Third Supplemental Indenture, all provisions in the Indenture shall remain in full force and effect.
Section 2.3.    References to Third Supplemental Indenture. Any and all notices, requests, certificates and other instruments executed and delivered after the execution and delivery of this Third Supplemental Indenture may refer to the Indenture without making specific reference to this Third Supplemental Indenture, but nevertheless all such references shall include this Third Supplemental Indenture unless the context requires otherwise.
Section 2.4.    Conflict with Trust Indenture Act. If any provision of this Third Supplemental Indenture limits, qualifies or conflicts with any provision of the TIA that is required under the TIA to be part of and govern any provision of this Third Supplemental Indenture, the provision of the TIA shall control. If any provision of this Third Supplemental Indenture modifies or excludes any provision of the TIA that may be so modified or excluded, the provision of the TIA shall be deemed to apply to the Indenture as so modified or to be excluded by this Third Supplemental Indenture, as the case may be.
Section 2.5.    Severability. If any court of competent jurisdiction shall determine that any provision in this Third Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.
Section 2.6.    Terms Defined in the Indenture. All capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Indenture.
Section 2.7.    Headings. The Article and Section headings of this Third Supplemental Indenture have been inserted for convenience of reference only, are not to be considered a part of this Third Supplemental Indenture and shall in no way modify or restrict any of the terms or provisions hereof.
Section 2.8.    Benefits of Third Supplemental Indenture. Nothing in this Third Supplemental Indenture or the Notes, express or implied, shall give to any Person, other than the parties hereto and thereto and their successors hereunder and thereunder and the Holders of the Notes any benefit of any legal or equitable right, remedy or claim under the Indenture, this Third Supplemental Indenture or the Notes.

Section 2.9.    Successors. All agreements of the Company and the Guarantors in this Third Supplemental Indenture shall bind their respective successors. All agreements of the Trustee in this Third Supplemental Indenture shall bind its successors.
Section 2.10.    Trustee Not Responsible for Recitals. The recitals contained herein shall be taken as the statements of the Company and the Guarantors and the Trustee assumes no responsibility for their correctness.
Section 2.11.    Certain Duties and Responsibilities of the Trustee. In entering into this Third Supplemental Indenture, the Trustee shall be entitled to the benefit of every provision of the Indenture and the Notes relating to the conduct or affecting the liability of, or affording protection to the Trustee, whether or not elsewhere herein so provided.
Section 2.12.    Governing Law. This Third Supplemental Indenture shall be governed by, and construed in accordance with, the laws of the State of New York but without giving effect to applicable principles of conflicts of law to the extent that the application of the laws of another jurisdiction would be required thereby.
Section 2.13.    Counterpart Originals. The parties may sign any number of copies of this Third Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.
Section 2.14.    Further Instruments and Acts.     Upon request of the Company, the Trustee will execute and deliver such further instruments and do such further acts as may be reasonably necessary or proper to carry out more effectively the purpose of this Third Supplemental Indenture.
***

IN WITNESS WHEREOF, the parties hereto have caused this Third Supplemental Indenture to be duly executed as of the date first above written.

REVLON CONSUMER PRODUCTS CORPORATION

By:     /s/ Michael T. Sheehan
Name: Michael T. Sheehan

Title:	Senior Vice President, Deputy General Counsel & Secretary

REVLON, INC.,
as Parent Guarantor

By: /s/ Michael T. Sheehan
Name:    Michael T. Sheehan
Title:     Senior Vice President, Deputy
General Counsel & Secretary

ALMAY, INC.
BARI COSMETICS, LTD..
CHARLES REVSON INC.
NORTH AMERICA REVSALE INC..
OPP PRODUCTS, INC.
PPI TWO CORPORATION
REVLON CONSUMER CORP.
REVLON DEVELOPMENT CORP.
REVLON GOVERNMENT SALES, INC.
REVLON INTERNATIONAL CORPORATION
REVLON REAL ESTATE CORPORATION
RIROS CORPORATION
RIROS GROUP INC.
SINFULCOLORS, INC.,
as Subsidiary Guarantors

By: /s/ Michael T. Sheehan
Name:    Michael T. Sheehan
Title:     Vice President & Secretary

[Signature Page to Third Supplemental Indenture]

U.S. BANK NATIONAL ASSOCIATION,
as Trustee

By: /s/ Joshua A. Hahn
Name: Joshua A. Hahn
Title: Assistant Vice President

[Signature Page to Third Supplemental Indenture]